As filed with the Securities and Exchange Commission on September 17, 2012

Registration No. 000-54654

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 CITADEL EFT INC.

(Exact name of registrant as specified in its charter)

Nevada	80-0473573
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1100 Irvine Blvd.
Tustin, California	92780
(Address of Principal Executive Offices)	(Zip Code)

Contractual Agreement

(Full title of the plan)

Gary DeRoos
President/Chief Executive Officer
1100 Irvine Blvd.
Tustin, California 92780
(Name and address of agent for service)

(714) 730-8143
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, par value $0.00001 per share	100,000,000 shares	$0.04	$4,000,000.00(3)	458.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered under this registration statement will automatically be increased to cover any additional shares of the registrant’s common stock that become issuable with respect to the securities registered hereunder by reason of any stock split, stock dividend, extraordinary dividend, combination of shares, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended.

(3)

The proposed maximum offering price and registration fee are based upon the sum obtained by adding (i) the product of 100,000,000  shares of common stock registered hereby under the Contractual Agreement and other future contractual arrangements multiplied by $0.04 (the average of the high and low sales prices per share of common stock, as reported on the Over-the-Counter Bulletin Board on September 14, 2012, which is within five days of the filing of this registration statement.

 INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT

This Registration Statement on Form S-8 is filed by Citadel EFT Inc., a Nevada corporation (the “Company”) relating to 100,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable under that certain Contractual Agreement and future contractual arrangements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference into this Registration Statement, other than any portions of the respective filings that were furnished rather than filed (pursuant to Item 2.02 or Item 7.01 of the Current Reports on Form 8-K or other applicable SEC rules):

(a)	The Company’s Registration Statement on Form S-1 filed with the SEC on February 12, 2010 and amended on May 28, 2010, July 20, 2010, August 17, 2010 and September 8, 2010 (SEC File No. 333-164882);

(b)

The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 filed with the SEC on February 3, 2012; the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 14, 2012 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 5, 2012 (SEC File No. 333-164882);

(c)

Description of the Company's common stock contained or incorporated in the registration statements filed by the Company under the Securities Act of 1933, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or other applicable SEC rules) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12(g) of the Exchange Act; however, references to the Company's currently authorized securities are dispersed among several documents.  Moreover, as described below, the Company and the holders of a majority of the outstanding shares of common stock have authorized an amendment to the certificate of incorporation to increase the number of shares of common stock the Company is authorized to issue.

The following description of our capital stock summarizes the material terms and provisions of the indicated securities.  For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws that we have filed with the SEC.  The terms of these securities may also be affected by the Nevada Revised Statutes.

General

We are authorized to issue 1,000,000,000 shares of common stock, $0.00001 par value per share ("Common Stock") of which 195,824,960 shares have been issued.

Common Stock

The holders of our common stock:

1.	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors;
2.	Are entitled to share ratably in all of assets available for distribution to holders of common stock upon liquidation, dissolution, or otherwise winding up of corporate affairs;
3.	Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
4.	Are entitled to one vote per share on all matters on which stockholders may vote.

Common Stock

The Company has issued 195,824,960 shares of common stock to date held by 35 shareholders of record.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be validly issued, fully paid for, non-assessable and free of preemptive rights.

Preemptive Rights

No holder of any shares of the Company’s stock has preemptive or preferential rights to acquire or subscribe to any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of the Company's common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any directors.

Dividend Policy

As of the date of this Registration Statement, the Company has never declared nor paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon earnings, if any, capital requirements, our financial position, general economic conditions, and other factors deemed pertinent by the Board of Directors. The Company does not anticipate declaring any stock or cash dividends on our common and preferred (should any be issued) stock in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel

Inapplicable.

Item 6.  Indemnification of Directors and Officers

The Company's Articles of Incorporation and Bylaws provide for the indemnification of any present or former director or officer. The Company indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees actually or reasonably incurred by him.

Nevada law also provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful..

Under our Articles of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed

Inapplicable.

Item 8.  Exhibit List

3.1	Certificate of Incorporation, as amended (incorporated by reference as Exhibit 3.1 of the Company's Registration Statement on Form S-1 filed on February 2, 2010).

3.3	Bylaws of the Company (incorporated by reference as Exhibit 3.3 of the Company's Registration Statement on Form S-1 filed on February 2, 2010).

5	Legal Opinion of Diane D. Dalmy, Attorney at Law

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature pages to this registration statement)

99.1	Multimedia Contractual Agreement

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tustin, California on September 17,  2012.

CITADEL EFT, INC.

By:	/s/ Gary DeRoos
Gary DeRoos
President/Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary DeRoos, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/s/ Gary DeRoos	President and Director	September 17, 2012
Gary DeRoos	(Principal Executive Officer and Principal Financial Officer)